Exhibit 99.1

CONTACT:    Allen Danzey
Chief Financial Officer
706-876-5865
allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS UPDATE ON COVID-19 RECOVERY PLAN
ALONG WITH Q2 2020 RESULTS

DALTON, GEORGIA (August 06, 2020) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the second fiscal quarter ended June 27, 2020. For the second quarter of 2020, the Company had net sales of $60,824,000 as compared to $100,394,000 in 2019. For the second quarter of 2020, net sales were down 39% as compared to the same quarter in 2019. In April, sales were down 54% from the same month in the prior year as the result of the COVID-19 pandemic and related government orders that negatively impacted ours and our customers’ ability to transact business. Sales recovered gradually over the quarter with May sales volume down 40% and June net sales down 21% from their respective months in the prior year. For the second quarter of 2020, the Company had a loss from continuing operations of $6,979,000 or $0.46 per diluted share as compared to a loss of $1,181,000 or $0.07 per diluted share in the second quarter of 2019.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “As with most companies, the COVID-19 pandemic had a significant impact on our sales in the second quarter. Our low point in sales occurred in the second week of April and has continued to improve since that time. Once the extent of the COVID-19 pandemic became apparent, we implemented our continuity plan to maintain the health and safety of our associates, preserve cash, and minimize the impact on our customers. To minimize and prevent cases of COVID-19 exposure in our facilities, we have taken measures aimed at sanitation and safety, including large scale COVID-19 testing, mandatory temperature checks prior to starting work, requirements to wear masks when unable to maintain social distancing and deep cleaning and sanitation. We limited travel for our associates, implemented work from home options where appropriate, and limited physical contact with our customers. We reduced our running schedules in our facilities to below demand, to maintain order flow to our customers while simultaneously reducing inventories to align them with our lower customer demand. In order to preserve cash, we placed a large percentage of our associates either on rotating layoff or furlough. We implemented approximately $14 million in cost cuts for the current year. These cost cuts included deferring maintenance when possible, reduced capital expenditures, instituting select job eliminations, and temporary salary reductions. We deferred new product introductions and reduced our sample and marketing expenses for 2020. We worked with suppliers, lenders and landlords to extend payment terms in the second quarter for existing agreements. We have taken advantage of deferral of payroll related taxes under the CARES act as well as deferring payments into our defined contribution retirement plan. We have modified our senior credit facility to provide additional flexibility with regard to loan availability. The Company’s availability under its long-term credit agreement is currently $21.0 million. We are still assessing the long-term impacts of the COVID-19 crisis on our markets and operating practices. The recovery in our residential markets has been quicker than in our commercial markets, as is typical during periods of economic recovery. We are encouraged by the improvement we have seen in sales in recent weeks, but as a resurgence of COVID-19 cases has been seen in many parts of the country and as government authorities reassess their decisions to lift the restrictions in their jurisdictions, we are cautious as to what the remainder of the year may look like.

Sales of our residential products were down 38% for the quarter with the industry, we estimate, being down closer to 30% as compared to the prior year. The residential business has recovered more quickly than originally anticipated when the initial impact of the COVID-19 pandemic became apparent in mid-March. Our specialty retail segment was down by 50% in April, recovered to being down 35% in May and was down less than 10% in June. By the end of June, we saw positive sales comparisons versus last year, and July has started off above prior year in sales and order entry.

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The Dixie Group Reports Second Quarter 2020 Results

August 6, 2020

Our EnVision 6,6™ program continues gaining traction in the market, and our new EnVision 6,6™ introductions for 2020 are off to a very good start. In less than two years, EnVision 6,6™ has quickly become a strong platform for growth across all our residential divisions and provides us with the strategic diversification needed in our residential portfolio. In the home center channel, our order entry returned to pre-COVID-19 levels in mid-June. While our home center sales are lagging behind last year, we have placed new products as part of a reset which began in late June. The early indicators on these products are positive as we are seeing sales and orders on many of these styles within the first two weeks of the reset. We anticipate increasing sale rates in the home center channel throughout the second half of 2020.

We have continued to focus on growing our luxury vinyl flooring business. Our hard surface programs are continuing to gain traction in the market. Through June, our hard surface sales were greater than 60% ahead of last year, and our new products for 2020 have just begun to reach retail stores. A new product we are especially excited about is TRUCOR™ Tile IGT (Integrated Grout Technology) with 12 stone and tile visuals and a locking system which provides a realistic grout visual. We are also excited to introduce TRUCOR Prime™ XXL. At 10” wide and 84” long, it’s the widest and longest WPC on the market, in eight colors that are on trend with today’s design and consumer tastes. Lastly, we are introducing two new collections to our Fabrica wood program. The Citadel collection provides good colors and visuals in a European white oak at a very attractive price point. The Provincial collection provides a number of hickory visuals in both smooth and hand scraped finishes to round out this line up. We have hired seven sales people focused exclusively on hard surfaces. This group has made a notable impact on our market penetration and sales in their respective territories. We expect to continue expanding our hard surface sales team going forward. We are also hiring sales resources into key growth markets on the soft surface side of our business.

In the second quarter, sales of our commercial products were down 42% on a year over year basis while the industry we believe was down close to 30% for the same time periods. Our commercial hard surface sales were up over 20% for the period relative to a year ago," Frierson concluded.

Our gross profit for the second quarter of 2020 was 20.1% of net sales as compared to a gross profit of 23.4% in 2019. Our gross profit was impacted by under absorbed fixed costs due to the lower volume during the quarter. Selling and administrative expenses for the quarter were down from $21.1 million in the second quarter of 2019 to $16.5 million in the second quarter of 2020. However, due to the lower sales volume our selling and administrative costs were 27.2% of net sales as compared to 21.0% of sales for the second quarter of 2019. Due to the lower sales volume, our net receivables decreased $6.2 million during the quarter and $5.1 million from the prior year end. Inventories decreased $8.3 million from the previous quarter due to the lower demand. Our capital expenditures for the year of 2020 were revised downward to a planned level of approximately $3.5 million. For the second quarter our capital expenditures were $1.7 million as compared to depreciation and amortization of $2.6 million. Interest expense was $1.4 million in the quarter versus $1.7 million in the same quarter of 2019. Outside of our operating lease liabilities, the total of our long-term and short-term debt, decreased $11.6 million during the second quarter due to decreases in working capital primarily driven by the reduction of inventory and receivables. As required by the Fourteenth Amendment to our Senior Credit Facility, we have applied for, and are awaiting approval on, a loan transaction with Ameristate Bank which, under the terms of the Fifteenth Amendment, must occur on or before August 31, 2020. Our sales for the first five weeks of the third quarter are 14% behind last year, but our orders and sales for the residential retail business are up mid-single digits.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com. The simulcast will begin at approximately 11:30 a.m. Eastern Time on August 6, 2020. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (877) 407-0989 and entering 13706832 at least 10 minutes before the appointed time. The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, AtlasMasland and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Second Quarter 2020 Results

August 6, 2020

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

NET SALES	$60,824	$100,394	$141,401	$189,001
Cost of sales	48,580	76,901	110,164	146,589
GROSS PROFIT	12,244	23,493	31,237	42,412
Selling and administrative expenses	16,523	21,114	36,920	42,774
Other operating expense, net	100	80	8	111
Facility consolidation and severance expenses, net	1,246	1,725	1,270	3,816
OPERATING INCOME (LOSS)	(5,625)	574	(6,961)	(4,289)
Interest expense	1,357	1,717	2,642	3,437
Other expense (income), net	(3)	4	(7)	(38)
Loss from continuing operations before taxes	(6,979)	(1,147)	(9,596)	(7,688)
Income tax (benefit) provision	—	34	(4)	134
Loss from continuing operations	(6,979)	(1,181)	(9,592)	(7,822)
Loss from discontinued operations, net of tax	(81)	(35)	(157)	(66)
NET LOSS	$(7,060)	$(1,216)	$(9,749)	$(7,888)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.46)	$(0.07)	$(0.63)	$(0.49)
Discontinued operations	(0.01)	0.00	(0.01)	0.00
Net loss	$(0.47)	$(0.07)	$(0.64)	$(0.49)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.46)	$(0.07)	$(0.63)	$(0.49)
Discontinued operations	(0.01)	0.00	(0.01)	0.00
Net loss	$(0.47)	$(0.07)	$(0.64)	$(0.49)

Weighted-average shares outstanding:
Basic	15,331	15,885	15,344	15,847
Diluted	15,331	15,885	15,344	15,847

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The Dixie Group Reports Second Quarter 2020 Results

August 6, 2020

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 27, 2020	December 28, 2019
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$383	$769
Receivables, net	32,007	37,138
Inventories, net	89,959	95,509
Prepaid and other current assets	6,773	6,179
Total Current Assets	129,122	139,595

Property, Plant and Equipment, Net	62,452	65,442
Operating Lease Right-Of-Use Assets	23,741	24,835
Other Assets	16,528	17,787
TOTAL ASSETS	$231,843	$247,659

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$19,758	$16,084
Accrued expenses	26,948	25,418
Current portion of long-term debt	5,965	6,684
Current portion of operating lease liabilities	3,336	3,172
Total Current Liabilities	56,007	51,358

Long-Term Debt	73,088	81,667
Operating Lease Liabilities	20,968	22,123
Other Long-Term Liabilities	19,070	19,300
Stockholders' Equity	62,710	73,211
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$231,843	$247,659

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The Dixie Group Reports Second Quarter 2020 Results

August 6, 2020

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and prior period results, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended
	June 27, 2020	June 29, 2019
Net income as reported	$(7,060)	$(1,216)
Loss from discontinued operations, net of tax	(81)	(35)
Loss from continuing operations	(6,979)	(1,181)

COVID-19 Recovery Plan	1,019	—
Inventory write-downs related to Profit Improvement Plan	—	202
Facility consolidation and severance expenses, net	227	1,725
Profit Improvement Plan related expenses	1,246	1,927
Income/Loss	$(5,733)	$746
Diluted shares	15,331	15,980
Adjusted loss per diluted share	$(0.37)	$0.05

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

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